UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 4, 2013

TEXTRON INC.

 (Exact name of Registrant as specified in its charter)

Delaware	I-5480	05-0315468
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification Number)

40 Westminster Street, Providence, Rhode Island  02903

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On October 4, 2013, Textron Inc. (“Textron”) entered into a senior unsecured revolving credit facility (the “Facility Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A. and Bank of America, N.A., as syndication agents and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as documentation agent, and other lenders in an aggregate principal amount of $1.0 billion.  The Facility Agreement expires in October 2018 and replaces the $1.0 billion 4-year facility that was scheduled to expire in March 2015.

Textron will have two options with respect to interest on syndicated borrowings under the Facility Agreement. The first option is for interest to be payable at a rate per annum equal to the Base Rate which is the greatest of (a) the Prime Rate, (b) the Federal Funds Rate plus ½ of 1% and (c) the sum of 1% plus the one-month LIBOR rate  for U.S. dollar deposits, plus a margin which can range from 0 basis points to 70 basis points depending on Textron’s senior unsecured long-term debt ratings as determined by Standard & Poor’s Ratings Service (“S&P”), Moody’s Investor Service, Inc. (“Moody’s”) and Fitch Ratings Ltd. (“Fitch”).   Based on Textron’s current S&P, Moody’s and Fitch ratings (BBB-, Baa3 and BBB-, respectively) the Base Rate Margin would be 27.5 basis points. Alternatively, Textron may opt to pay interest at a rate equal to the sum of the applicable Eurodollar Rate, plus a margin which can range from 100 basis points to 170 basis points depending upon Textron’s ratings. This Eurodollar Margin would currently be 127.5 basis points.

Textron also will pay a quarterly facility fee under the Facility Agreement, regardless of borrowing activity.  This fee will range from 12.5 basis points to 30 basis points, depending on Textron’s ratings by S&P, Moody’s and Fitch. At Textron’s current rating, the fee is 22.5 basis points.

The Facility Agreement provides that up to $100 million is available for the issuance of letters of credit in lieu of borrowings.  Letters of credit are subject to fronting fees and accrue charges at the Letter of Credit Fee Rate which is equivalent to the Eurodollar Margin.

The Facility Agreement contains covenants that, among other things:

•                  provide that Textron may not consolidate with, merge with or into, or sell all or substantially all of its assets to any other entity unless such entity expressly assumes all of Textron’s obligations under the Facility Agreement;

•                  restrict the ability of Textron and its manufacturing subsidiaries to  incur liens, other than certain permitted liens, including liens securing indebtedness not in excess of the Pooled Basket Amount (equal to 3% of the consolidated total assets of Textron and its manufacturing subsidiaries);

•                  restrict the ability of Textron’s manufacturing subsidiaries to incur certain indebtedness in excess of the Pooled Basket Amount;

•                  require Textron to maintain the Finance Company Leverage Ratio (as such term is defined in the Facility Agreement)  at no more than 9 to 1;

•                  require the Consolidated Indebtedness (as such term is defined in the Facility Agreement) of Textron and its manufacturing subsidiaries not to exceed 65% of Consolidated Capitalization (also as defined in the Facility Agreement).

The Facility Agreement contains customary Events of Default (as defined in the Facility Agreement); in addition, a Change of Control (also as defined in the Facility Agreement) triggers an Event of Default under the Facility Agreement.  Upon the occurrence of an Event of Default, all loans outstanding under the Facility Agreement (including accrued interest and fees payable with respect thereto) may be declared immediately due and payable and all commitments under the Facility Agreement may be terminated.

The foregoing description of the Facility Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Facility Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement

On October 4, 2013, coincident with the entry into the Facility Agreement reported in Item 1.01 above, the existing 4-Year Credit Agreement dated as of March 23, 2011, and amended as of April 13, 2011, among Textron, the Banks listed therein and JPMorgan Chase Bank, N.A., as Administrative Agent, was terminated prior to its stated March 2015 expiration date.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described above under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

The following exhibit is filing herewith:

10.1        Credit Agreement, dated as of October 4, 2013, among Textron, the Lenders listed therein, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A. and Bank of America, N.A., as Syndication Agents, and The Bank of Tokyo-Mitsubishi UFJ, Ltd.,  as Documentation Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

Date: October 4, 2013	By:	/s/Mary F. Lovejoy
Mary F. Lovejoy
Vice President and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Credit Agreement, dated as of October 4, 2013, among Textron, the Lenders listed therein, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A. and Bank of America, N.A., as Syndication Agents, and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Documentation Agent